Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com
Heska Corporation Reports Second Quarter 2022 Results
LOVELAND, CO, August 8, 2022 -- Heska Corporation (NASDAQ: HSKA; “Heska” or the “Company”), a leading global provider of advanced veterinary diagnostic and specialty solutions, reported financial results in two segments (North America and International) for its second quarter ended June 30, 2022. In this release, Point of Care is “POC”, Pharmaceuticals, Vaccines and Diagnostics is “PVD”, Other Vaccines and Pharmaceuticals is “OVP”, and basis points is “bps”.
Second Quarter 2022 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q2 ($)	Q2 (%) YOY
Consolidated Revenue	$64.7	(0.4)%
North America Revenue	$40.9	0.9%
International Revenue	$23.8	(2.5)%

	Q2 (%)	Q2 YOY bps
Consolidated Gross Margin	42.3%	30
Net Margin[1]	(7.6)%	(730)
Adjusted EBITDA Margin[1,2]	10.8%	(220)

	Q2 ($)	Q2 (%) YOY
Net loss attributable to Heska	$(5.2)	NM3
Net loss	$(4.9)	NM3
Adjusted EBITDA[2]	$7.0	(17.2)%
EPS, Diluted	$(0.51)	NM3
Non-GAAP EPS, Diluted[2]	$0.34	(32.0)%
1Net margin and adjusted EBITDA margin represents the ratio of net (loss) income and adjusted EBITDA, respectively, to revenue. 2See “Use of Non-GAAP Financial Measures” and related reconciliations provided below.3"NM" is not meaningful.
Report Highlights
•Quarterly revenue increased 4.0% on a constant currency basis to $64.7 million, led by North America Lab Consumables growth of 5.4% and sales in VetZ software solutions.
•Year over year gross margin: Consolidated up 30 bps to 42.3%, International up 370 bps to 35.9%, and North America down approximately 200 bps to 46.0%.

•Key strategic initiatives advanced, including new product launches toward commercial rollout: Heska Nu.Q® Vet Cancer Screen Test and Heska truRapidTM Series single-use tests, and new cloud-based software solutions.
•Full Year 2022 Outlook updated.
Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “Heska did fantastic work on and in Heska in the first half, while also growing revenue and gross margin on a consolidated basis. In the second quarter, Heska grew key revenue lines, expanded gross margin, improved our strategic position, advanced our secure subscription model across all geographies, and progressed major new product launches, pipeline, and sales funnels. Our sales growth execution this quarter was commendable in the face of a 42% growth comparisons in the prior year. But, as shared on our full year 2021 call, on our Q1 call, and again at our Investor Day mid-May, we expect to do better and are well prepared to do so in the second half. We have seen nice sales and margin mix from our new products in the first half and expect continued acceleration in the back half, when we believe Heska will grow faster than the broader industry, powered in part by: 1) increased market share for Heska’s blood lab, new Element AIM®, and new Heskaview TelecytologyTM activations, which are performing clinically and financially well and have very strong placements pipelines, 2) additive consumables pull-through from these new equipment activations, 3) sales from Heska’s slightly delayed but now selling truRapidTM Series single-use tests, 4) new test menu (large and incremental) on currently active analyzers, 5) new analyzer launches targeted for Q4, and 6) Heska’s new software, data, and connectivity solutions capabilities. Our other key financial pillars remain strong- subscriptions and subscribers are healthy, pricing updates to the balance of this year’s annualizing subscriptions continue to accumulate each month, and ongoing margin and mix continue to improve. Clearly there is a lot going well specific to Heska.”
“On the other side of the ledger are macro and industry-wide challenges that are prudently accounted for in our updated outlook,” continued Mr. Wilson. “Heska’s base case for the rest of 2022 is that the dollar is very strong, Europe will experience a difficult winter, interest rates are rising, labor markets will remain tight, inflation will stay stubbornly around 8% in a slowing economy, and year over year clinic visits will finish normalizing (slowing) from the step-up levels of 2021 before returning to historical growth in 2023. I’ll address each in order. The strong dollar will affect animal health companies with constant currency headwinds which are in Heska’s updated outlook. The European situation is more difficult and complicated than the North America situation and this is in Heska’s updated outlook. Interest rates will have little to no effect on Heska. Tight labor markets will continue to constrain veterinarians from serving more demand, but tightness will begin to loosen as good people enter and re-enter the labor market and are attracted to rewarding, missional jobs in pet healthcare. Inflation will have operating expense impacts for veterinarians and Heska, but they will be more than overcome by price increases in both instances. And despite a global economic cooling, pet families’ demand and spending for pet healthcare and utilization will stay steady- total sales will grow while hospital visits trends for the second half will be like the first half (-4%). Heska’s quantities of baseline tests will capture less than 100% of the downtrend in visits, which will revert to growth in 2023, and until then will be more than offset by extensive new menu specific to Heska and from price increases. Net-net, with careful consideration of these factors, we see a solid performance for Heska for all of 2022 and a great setup for 2023. Heska has agency and many levers to pull, and we have the ability, pipeline, talent, customer base, product stack, and launched growth drivers to achieve or beat our clear goals,” concluded Mr. Wilson.
Second Quarter Financial Results
Revenue
North America Segment Revenue

	Q2 ($)	Q2 (%) YOY
North America Revenue	$40.9	0.9%
POC Lab Instruments & Other	$3.5	1.8%
POC Lab Consumables	$20.3	5.4%
POC Imaging & Informatics	$5.9	(16.9)%
PVD[1]	$6.8	10.1%
OVP[2]	$4.3	(3.6)%
1 "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm and Allercept® allergy testing and therapeutics.
2 "OVP" is Other Vaccines and Pharmaceuticals which includes contract manufactured products, mainly production animal.
Note: Numbers may not foot due to rounding. The North American segment is not materially impacted by fluctuations in foreign exchange rates.
International Segment Revenue

	Q2 ($)	Q2 (%) YOY	Q2 (%) YOY
		Reported	Constant Currency
International Revenue	$23.8	(2.5)%	8.4%
POC Lab Instruments & Other	$3.8	(3.7)%	8.9%
POC Lab Consumables	$10.4	(12.6)%	(1.3)%
POC Imaging & Informatics	$8.6	18.8%	29.4%
PVD[1]	$0.9	(28.0)%	(23.6)%
1"PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes allergy testing and therapeutics.
Note: Numbers may not foot due to rounding. The International segment is materially impacted by fluctuations in foreign exchange rates and therefore we present the change in constant currency as well. See “Use of Non-GAAP Financial Measures” for definition of constant currency.
Profitability
Consolidated gross margin improved approximately 30 bps to 42.3%. North America gross margin declined approximately 200 bps to 46.0%, which was primarily driven by the impact of lower OVP sales and increased idle plant costs and the normal impact of initial capital lease placements of Element AIMTM and Heskaview TelecytologyTM equipment, which generate lower margin revenues than subsequent consumables utilization; partially offset by increased sales of POC Lab Consumables. International gross margin improved approximately 370 bps to 35.9%, largely due to favorable product mix from higher margin products which have replaced lower margin products year over year, particularly within POC Lab Consumables. The acquisition of VetZ also favorably impacted gross margin.
Consolidated operating margin declined from negative 1.1% to negative 8.6%. Slight expansion of gross margin was offset by acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations of $4.6 million, $3.5 million of which is related to a provision for credit losses on a convertible note receivable in our research and development pipeline efforts. Additionally, continued accelerated investments in new products and technologies acquired through our most recent acquisitions were dilutive to operating margin, as expected, as we pursue faster time to market launches in areas such as software, consumables test menu, analyzers and rapids. We also experienced increased compensation costs as we invest in people. Adjusted EBITDA margin declined approximately 220 bps driven by increased operating costs discussed above, excluding acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations.
Liquidity
We continue to demonstrate a strong liquidity position with cash of $171.9 million.
2022 Updated Outlook
The Company is updating its previously provided 2022 Outlook (“2022 Updated Outlook”) to:

2022 Updated Outlook
Consolidated Revenue	$273-$277 million
POC Lab Revenue	$160-$170 million
POC Imaging Revenue	$65-$75 million
Adjusted EBITDA Margin[1]	11%+
Dollars in millions. 2022 Updated Outlook are forward looking statements. Foreign currency exchange rate assumptions for 2022 are (in U.S. dollars): Euro $1.045 and Canadian dollar $0.74.
1Excludes estimates for taxes, interest, depreciation and amortization, purchase accounting, acquisition and other one-time costs, and stock-based compensation. Heska is unable to provide a reconciliation of the non-GAAP guidance measure to the corresponding GAAP measure on a forward-looking basis without unreasonable effort due to the high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant impact on future GAAP results. Heska believes the non-GAAP presentation is more in-line with future ongoing operating performance.

•Reported revenue growth of approximately 8%-9% and approximately 12%-14% in constant currency.
•North America POC Lab Consumable revenue growth rate of approximately 11%-14%.
•International POC Lab Consumable revenue consistent with prior year on a reported basis, approximately 9%-12% growth in constant currency.

Earnings Conference Call
Heska management will host a conference call on August 8, 2022 at 9:00 a.m. MT (11:00 a.m. ET) to discuss the Company’s second quarter 2022 financial results. The call may be accessed by dialing 1-800-289-0720 within the United States and 1-323-701-0160 outside of the United States and referencing conference identification number 8591850. The call will also be webcast online at https://ir.heska.com/events/. A telephonic replay of the conference call will be available through August 22, 2022. The replay may be accessed by dialing 1-844-512-2921 within the United States or 1-412-317-6671 outside of the United States and referencing replay identification number 8591850. The webcast will be archived on the Company’s website for 90 days.
About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: North America and International. Both segments include Point of Care Lab testing instruments and consumables, single-use offerings such as in-clinic diagnostic tests, digital imaging products, software and services, data services, allergy testing and immunotherapy, and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health. For more information, please visit www.heska.com.
Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals, and the anticipated benefits of the scil, Lacuna, BiEsseA, Biotech, and VetZ acquisitions. Such statements are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties related to the ability to achieve the anticipated benefits of recent acquisitions; supplier availability; competing suppliers; any product's ability to performed and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired businesses within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic on our business, results of operations and financial condition; the success of third parties in marketing our products; our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our dependence on third parties to successfully develop new products; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; and our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K.
Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present second quarter and year to date 2022 and 2021 EBITDA (net income before income taxes, interest, depreciation and amortization), Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP earnings per share, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

Constant currency is a non-GAAP measure utilized by Heska management to measure performance, excluding the impact of translational movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar, we utilize a constant currency measure as an additional metric to evaluate performance without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange by translating our current period local currency results throughout the year at the average exchange rates during the respective prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue, net	$64,677	$64,928	$129,477	$125,431
Cost of revenue	37,349	37,656	73,005	72,689
Gross profit	27,328	27,272	56,472	52,742

Operating expenses:
Selling and marketing	11,765	12,449	23,762	23,356
Research and development	2,325	1,948	14,782	3,134
General and administrative	18,780	13,569	34,926	25,930
Total operating expenses	32,870	27,966	73,470	52,420
Operating (loss) income	(5,542)	(694)	(16,998)	322
Interest and other expense, net	481	581	839	1,106
Net loss before taxes and equity in losses of unconsolidated affiliates	(6,023)	(1,275)	(17,837)	(784)
Income tax (benefit) expense:
Current income tax expense	57	36	215	677
Deferred income tax benefit	(1,190)	(1,087)	(3,556)	(3,294)
Total income tax benefit	(1,133)	(1,051)	(3,341)	(2,617)

Net (loss) income before equity in losses of unconsolidated affiliates	(4,890)	(224)	(14,496)	1,833
Equity in losses of unconsolidated affiliates	(356)	(343)	(736)	(529)
Net (loss) income attributable to Heska Corporation	$(5,246)	$(567)	$(15,232)	$1,304

Basic (loss) earnings per share attributable to Heska Corporation	$(0.51)	$(0.06)	$(1.48)	$0.13
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.51)	$(0.06)	$(1.48)	$0.13

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	10,349	10,167	10,311	9,825
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	10,349	10,167	10,311	10,189

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2022	2021

ASSETS
Current Assets:
Cash and cash equivalents	$171,928	$223,574
Accounts receivable, net of allowance for losses of $923 and $874, respectively	27,887	27,995
Inventories	55,799	49,361
Net investment in leases, current, net of allowance for losses of $119 and $137, respectively	6,665	6,175
Prepaid expenses	4,894	5,244
Other current assets	5,698	7,206
Total current assets	272,871	319,555

Property and equipment, net	32,711	33,413
Operating lease right-of-use assets	7,559	5,198
Goodwill	134,872	118,826
Other intangible assets, net	66,185	56,705
Deferred tax asset, net	22,693	19,429
Net investment in leases, non-current	22,750	20,128
Investments in unconsolidated affiliates	4,687	5,424
Related party convertible note receivable, net	2,931	6,800
Promissory note receivable from investee, net	8,479	8,448
Other non-current assets	11,051	10,146
Total assets	$586,789	$604,072

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$12,050	$15,374
Accrued liabilities	19,158	19,424
Operating lease liabilities, current	2,549	2,227
Deferred revenue, current, and other	5,700	6,901
Total current liabilities	39,457	43,926

Convertible note, non-current, net	84,248	84,034
Notes payable	15,900	15,900
Deferred revenue, non-current	3,621	3,854
Operating lease liabilities, non-current	5,592	3,509
Deferred tax liability	16,461	12,667
Other liabilities	4,223	4,328
Total liabilities	169,502	168,218

Total stockholders' equity	417,287	435,854
Total liabilities and stockholders' equity	$586,789	$604,072

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss) income(1)	$(4,890)	$(224)	$(14,496)	$1,833
Income tax benefit	(1,133)	(1,051)	(3,341)	(2,617)
Interest expense, net	356	455	796	986
Depreciation and amortization	3,526	3,109	6,826	6,680
EBITDA	$(2,141)	$2,289	$(10,215)	$6,882
Acquisition related and other non-recurring/extraordinary costs(2)	4,596	862	15,628	1,017
Stock-based compensation	4,880	5,620	9,990	9,457
Equity in losses of unconsolidated affiliates	(356)	(343)	(736)	(529)
Adjusted EBITDA	$6,979	$8,428	$14,667	$16,827
Net (loss) income margin(3)	(7.6)%	(0.3)%	(11.2)%	1.5%
Adjusted EBITDA margin(3)	10.8%	13.0%	11.3%	13.4%

(1) Net (loss) income used for reconciliation represents the "Net (loss) income before equity in losses of unconsolidated affiliates."

(2) To exclude the effect of acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations of $4.6 million and $15.6 million for the three and six months ending June 30, 2022, and $0.9 million and $1.0 million for the three and six months ending June 30, 2021. The costs for the three months ended June 30, 2022 are primarily related to a $3.5 million provision for credit losses for a convertible note receivable included in General and administrative expenses as part of operating expenses, as well as $0.5 million for the mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable, which is included in Interest and other (income) expense. The costs for the six months ended June 30, 2022 were incurred primarily as a result of the $3.5 million provision for credit losses for a convertible note receivable, the $0.5 million mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable, and a $10.0 million licensing payment. The remainder of the costs in both periods were incurred as a result of acquisition related charges.

(3) Net (loss) income margin and adjusted EBITDA margin are calculated as the ratio of net (loss) income and adjusted EBITDA, respectively, to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET (LOSS) INCOME PER DILUTED SHARE
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
GAAP net (loss) income attributable to Heska per diluted share	$(0.51)	$(0.06)	$(1.48)	$0.13
Acquisition related and other non-recurring/extraordinary costs(1)	0.44	0.08	1.48	0.10
Amortization of acquired intangibles(2)	0.16	0.16	0.37	0.30
Purchase accounting adjustments related to inventory and fixed asset step-up(3)	0.06	0.01	0.11	0.02
Stock-based compensation	0.46	0.53	0.95	0.93
Loss on equity investee transactions	0.03	0.03	0.07	0.05
Estimated income tax effect of above non-GAAP adjustments(4)	(0.30)	(0.25)	(0.88)	(0.45)
Non-GAAP net income per diluted share	$0.34	$0.50	$0.62	$1.08

Shares used in non-GAAP diluted per share calculations	10,533	10,530	10,569	10,189

(1) To exclude the effect of acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations of $4.6 million and $15.6 million for the three and six months ending June 30, 2022, and $0.9 million and $1.0 million for the three and six months ending June 30, 2021. The costs for the three months ended June 30, 2022 are primarily related to a $3.5 million provision for credit losses for a convertible note receivable included in General and administrative expenses as part of operating expenses, as well as $0.5 million for the mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable, which is included in Interest and other (income) expense. The costs for the six months ended June 30, 2022 were incurred primarily as a result of the $3.5 million provision for credit losses for a convertible note receivable, the $0.5 million mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable, and a $10.0 million licensing payment. The remainder of the costs in both periods were incurred as a result of acquisition related charges.

(2) To exclude the effect of amortization of acquired intangibles of $1.7 million and $4.0 million in the three and six months ended June 30, 2022, compared to $1.7 million and $3.1 million in the three and six months ended June 30, 2021. These costs were incurred as part of the purchase accounting adjustments for recent acquisitions.

(3) To exclude the effect of purchase accounting adjustments for inventory step up amortization of $0.6 million and $1.2 million for the three and six months ended June 30, 2022, compared to $0.1 million and $0.2 million in the three and six months ended June 30, 2021.

(4) Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition related, non-recurring and extraordinary costs (excluding items which are not deductible for tax of $0 and $0.1 million for the three and six months ended June 30, 2022, respectively, compared to $40 thousand and $0.1 million for the three and six months ended June 30, 2021, respectively), amortization of acquired intangibles, purchase accounting adjustments, amortization of debt discount and issuance costs, and stock-based compensation. This incorporates the discrete tax expense related to stock-based compensation of $0.1 million and benefits of $0.5 million for the three and six months ended June 30, 2022, respectively, compared to benefits of $0.6 million and $1.0 million for the three and six months ended June 30, 2021, respectively. This also includes the tax benefits related to R&D tax credit of $0.2 million and $1.0 million for the three and six months ended June 30, 2022, respectively, compared to $0 for each of the three and six months ended June 30, 2021 respectively. Adjusted effective tax rates are approximately 25% for both periods presented.